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EXHIBIT 24.4

                           SPECIFIC POWER OF ATTORNEY

                         Hacken Investments Limited, BVI

   Minutes of the Meeting of the Board of Directors held on February 16, 2001

Present:

                  Mr. Taras Braitchenko, Director, by phone
                  Mr. Iouri Kassatkine, Director

Chairman:

                  Mr. Iouri Kassatkine was, due to the physical absence of Mr. Taras Braitchenko, being elected as the Chairman of the Meeting.

Quorum:

                  There being a quorum present the Chairman declared the meeting properly constituted.

Power of Attorney:

                  IT WAS RESOLVED that Mr Benno P. Hafner, Esq., residing at Sonnenhof 8, CH-6004 Lucerne, Switzerland, holder of the Swiss Passport No. 7603358, issued on January 14, 1991 in Lucerne, Switzerland, valid up to January 30, 2001, shall be empowered to represent and sign all documents necessary in connection with the activities concerning the matter ADVA/Global Information Group U.S.A., Inc.

                  The Attorney does not have the power to delegate his authority or to grant the power hereby conferred to third parties. This Power shall expire on December 31, 2000, and shall thereupon be returned to the company without demand being made thereof, together with any duplicates of copies thereof which may have been issued.

                  This Consent shall be effective as of the date of signature.

Further business:

                  There being no further business to come before the meeting, it was adjourned.

Dated and signed this 30th day of March, 2000.

The Chairman

/s/Iouri Kassatkine, Director                        SEAL
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